Exhibit 23.3

[STRATEGY WITH VISION Letterhead]

20 October 2004

Re: Initial public offer for shares in Shamir Optical Industry

We hereby consent to the use in this Registration Statement on Form F-1 of our report dated 29th of September 2004 relating to certain market and industry data in the worldwide markets for spectacle lenses, in particular in the markets for progressive lenses, which data appears in such Registration Statement. We also consent to the references to us in the legends of the prospectus and under the headings "Experts" and in such Registration Statement.

Yours sincerely,

/s/ Mark T. Mackenzie

Mark T. Mackenzie

CEO SWV Ltd.

Cc Dagan Avishai, Shamir